[NAME]

MARCH 15, 2017
RESTRICTED UNITS
AWARD LETTER

The Compensation and Management Succession Committee of the Company's Board of Directors has awarded you:

______ Restricted Units
Grant Date: March 15, 2017

These Restricted Units are subject to the terms and conditions contained in the 2017 Restricted Units Provisions (“Provisions”) set forth in Appendix A to this Award Letter. The Provisions contain terms and conditions regarding the vesting of these Restricted Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance and other matters, and I encourage you to read this document carefully.

Please retain these documents in your personal records.

_____________________________________
John D. Johns
Chairman of the Board and Chief
Executive Officer of Protective Life
Corporation